AMENDMENT NO. 1
TO THE
SUBADVISORY AGREEMENT


      This AMENDMENT NO. 1 TO THE SUBADVISORY
AGREEMENT is effective as of March 21, 2013, by and between SUNAMERICA ASSET MANAGEMENT CORP., (formerly known as AIG SunAmerica Asset Management Corp.), a Delaware corporation (the "Adviser"), and PACIFIC INVESTMENT
MANAGEMENT COMPANY LLC, a Delaware limited liability company (the "Subadviser").

W I T N E S S E T H:

      WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

      WHEREAS, the Adviser and the Subadviser (collectively, the "Parties") are parties to a Subadvisory Agreement dated May 1, 2008, as amended from time to time (the "Subadvisory
Agreement"), pursuant to which the Subadviser furnishes investment advisory services to certain series (the "Portfolios") of the Trust, as listed on Schedule A of the Subadvisory Agreement;

      WHEREAS, the Board of Trustees, including a majority of trustees who are not "interested persons" as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), has approved this Amendment to the Subadvisory Agreement with respect to the VCP Total Return Balanced Portfolio (the "Portfolio"), which was further approved by the sole shareholder of the Portfolio in the manner provided by Section 15(a) of the 1940 Act and Rule 18f-2 thereunder.

      NOW, THEREFORE, it is hereby agreed between the Parties hereto as follows:

      1.	Schedule A to the Subadvisory Agreement is hereby
amended to reflect the addition of the SunAmerica Series Trust VCP Total Return Balanced Portfolio. The Subadviser shall manage the
VCP Total Return Balanced Portfolio assets and shall be compensated as noted in Schedule A attached hereto.

2.	Additional Provisions. 	The Subadvisory
Agreement shall be revised to include the following
provisions:
2.1	The Subadviser will not file class action claim
forms on behalf of the Portfolios in any class
actions involving securities or issuers of securities
held in, or formerly held in, the Portfolios.
2.2	Subject to the Prospectus, the Subadviser and any
trading counterparties are authorized to disclose
transaction and other information to data
repositories and regulators for the purposes of
meeting applicable transaction and other
regulatory reporting requirements.
2.3	The Adviser represents, warrants and covenants
that:

(i)	to the Adviser's knowledge, the assets in the
Portfolios deposited by the Subadviser to
meet the Portfolios' margin or collateral
requirements with respect to investments
made in accordance with the Prospectus, are
free from liens and charges that prevent the
Subadviser from giving a first priority lien or
charge on such assets, subject to governing
bankruptcy or insolvency laws, solely to the
extent such margin or collateral is necessary
for the Subadviser to comply with federal law
or the Subadviser's legally enforceable
obligations under a written agreement
governing the investment made on behalf of
the Portfolios;
(ii)	the Adviser shall provide the Subadviser, in a
manner and with such frequency as is
mutually agreed upon by the Parties, with a list of (i) each "government entity" (as defined in Rule 206(4)-5 under the Advisers
Act), invested in the Portfolios where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the Portfolios or its transfer agent; and (ii) each government entity that sponsors or establishes a 529 Plan and has selected the Portfolios as an option to be offered by such 529 Plan.

3.	Counterparts.	This Amendment may be
executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.	Full Force and Effect.	Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

5.	Miscellaneous.	Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

6.	Delivery of Part 2A of Form ADV.	 The Adviser
acknowledges that it has received, at least 48 hours prior to the execution of this amendment, a copy of Part 2A of the Subadviser's Form ADV, as amended.




IN WITNESS WHEREOF, the Parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

				SUNAMERICA ASSET
MANAGEMENT CORP.


				By: //s// PETER A. HARBECK
				Name:	Peter A. Harbeck
				Title:	President & CEO


				PACIFIC INVESTMENT
MANAGEMENT COMPANY LLC


				By: //s//SUHAIL DADA
				Name:	Suhail Dada
				Title:	Managing Director



Schedule A
Fee Schedule
(Subadviser Accounts 6440 and 3240)


Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the Portfolios)


Total Return Bond Portfolio
0.25%


VCP Total Return Balanced Portfolio
0.36% on first $750 million
0.35% on next $750 million
0.32% thereafter




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